NEWS RELEASE

FOR MORE INFORMATION CONTACT:	Hal Brown	Michael A. Reynolds
	President/CEO	EVP/CFO
	541 686-8685	541 686-8685

http://www.therightbank.com
E-mail:banking@therightbank.com

FOR IMMEDIATE RELEASE

PACIFIC CONTINENTAL REPORTS THIRD QUARTER 2004 RESULTS

Growth in Loans and Assets Leads to Record Quarterly Net Income

EUGENE, OR, October 13, 2004 ---Pacific Continental Corporation (NASDAQ: PCBK), the bank holding company for Pacific Continental Bank, today reported consolidated results for the third quarter and nine months ended September 30, 2004.

Net income for the third quarter 2004 was $2.1 million, a record level of quarterly net income and an 11% increase from the $1.8 million reported for the comparable quarter of 2003. Earnings for the current quarter were $0.23 per diluted share compared to $0.21 per diluted share for the third quarter of 2003. Return on assets and return on equity for the current quarter were 1.72% and 17.51%, respectively, compared to the 1.80% and 18.15%, respectively that were reported for the third quarter of 2003. All per share data and outstanding shares have been adjusted to reflect the 5-for-4 stock split announced September 10, 2004.

"The growth in assets we achieved, primarily loan growth, is the driver behind our third quarter record results," said Hal Brown, president and CEO of Pacific Continental. "It is also a pleasure to report that along with strong loan growth, we continued to realize credit quality improvement in our loan portfolio. The emphasis on quality, profitability and growth, in that order, is the basis of our credit culture, which in addition to providing growth protects long-term shareholder interests."

The strong loan growth achieved by the bank during the third quarter is a continuation of the bank’s recent quarters performance. Average loans for the third quarter increased $25.7 million from the second quarter 2004 average and at September 30, 2004 total outstanding loans were $429.9 million, a 26% increase from September 30, 2003.

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In addition to the strong growth in loans, the bank also achieved solid growth in core deposits. Average core deposits for the third quarter increased $11.3 million over the second quarter 2004 average. At September 30, 2004 total core deposits were $363.6 million, an increase of 15% from the core deposits reported one year ago.

Looking forward, the bank’s prospects for continued growth in loans and core deposits in the fourth quarter appear good, but the rate of loan growth is expected to slow. Customer borrowings on previously approved construction lines are anticipated to peak during the fourth quarter as the construction season ends, and the bank expects to begin receiving significant pay downs on these lines as the homes are completed and sold. Nevertheless, the bank looks forward to reporting positive growth in net loans during the fourth quarter as the pipeline for new loan business remains strong. With respect to core deposits, the bank has a history of strong core deposit growth during its fourth quarters and because of the strong deposit pipeline management anticipates the traditional fourth quarter trend to repeat during 2004.

Credit quality continued to show improvement during the third quarter. At September 30, 2004 nonperforming assets to total assets was 0.32%. For comparison purposes, nonperforming assets to total assets was 0.52% at year-end 2003 and 1.10% at September 30, 2003. Loans that are internally "classified" and "watch loan" totals showed improvement reflecting progress made to strengthen credit worthiness and thereby upgrade a number of loan relationships. Because of this improvement, combined with $24 thousand in net loan recoveries during the quarter, management determined it was unnecessary to make significant contributions to the loan loss reserve for the third quarter. For the quarter, the provision for loan loss was $125 thousand. At September 30, 2004 the reserve for loan losses was $5.3 million or 1.23% of outstanding loans or 335% of nonperforming loans, an amount that management concluded accurately characterizes the risk in the total portfolio.

Net income for the first nine months of 2004 was $5.7 million, a 14% improvement compared to the $5.0 million reported for the comparable period of 2003. Year-to-date earnings were $0.65 per diluted share compared to $0.58 per diluted share for the comparable period of 2003. Nine month results have also been adjusted to reflect the aforementioned 5-for-4 stock split. Return on assets and return on equity for the first nine months of 2004 were 1.70% and 16.96%, respectively, which is comparable with 2003 year-to-date results of 1.70% and 17.23%, respectively.

Pacific Continental continues to achieve a net interest margin that is above peer bank results. This margin results from both strong loan demand and attractive low cost funding. The bank's net interest margin has remained stable throughout 2004. For the third quarter 2004, the net interest margin was 5.75%, nearly identical to the 5.74% margin reported for the second quarter, and down 4 basis points from the 5.78% margin reported for the first quarter.

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Nine Month 2004 Highlights:
•	14% increase in nine-month net income from one year ago. A record level of quarterly net income.
•	Declared a 5-for-4 stock split effective September 30, 2004.
•	Achieved year-over-year loan and core deposit growth of 26% and 15%, respectively.
•	Paid three quarterly cash dividends totaling $0.17 per share (adjusted for 5-for-4 September 2004 stock split), a 14.3% increase from that paid year-to-date 2003.
•	Selected as the #1 place to work for by the Oregon Business magazine in its "Top 100 Best Companies" annual survey.
•	Received first place "Profiles in Excellence Award" for client service from the Daily Journal of Commerce.
•	For the 4th straight year named by the Seattle Times to the "Northwest 100" public company rankings.
•	Named to Sandler O’Neill’s "Bank and Thrift SM All-Star List".

Live Audio Webcast:

Pacific Continental is offering a live telephone conference call and audio Webcast for interested parties relating to its third quarter results on Wednesday October 13 at 1:30 p.m. Pacific Time. To listen to the conference call interested parties should call (866) 865-7165 and provide the pass code: "Third Quarter Earnings", leader: Hal Brown. To listen to the live audio Webcast, click on the Presentations link within the Investor Relations section on the company’s home page (http://www.therightbank.com/).

The Webcast replay will also be available within two days following the live Webcast, and archived for one year on the Pacific Continental Website. Any questions regarding the conference call presentation or Webcast should be directed to Michael Reynolds at 541/686-8685.

About Pacific Continental Bank
Pacific Continental Bank is the operating subsidiary of Pacific Continental Corporation. The bank delivers its highly personalized services through ten banking offices in western Oregon including Eugene and Portland, the state's two largest commercial markets. Pacific Continental targets the banking needs of community-based businesses, professional service groups, and not-for-profit organizations. Pacific Continental has rewarded its shareholders with consecutive cash dividends for twenty years, and since 1979 the company has paid a cash dividend in twenty-five out of twenty-nine years. Since its founding in 1972, Pacific Continental Bank has been honored with numerous awards from diverse business and community organizations. In 2004 Oregon Business magazine’s annual survey ranked Pacific Continental as the #1 Oregon company to work for within its size category. The Better Business Bureau of Oregon and Southwest Washington named Pacific Continental its "Business of the Year" during 2002, and Families in Good Company awarded the bank with its "Quality Seal Award" for employee flexibility in the workplace. Pacific Continental was also honored when the United Way of Lane County selected Pacific Continental as the "Outstanding Corporate Citizen" for its

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corporate leadership and ongoing commitment to the community. Pacific Continental's common stock is traded on the Nasdaq National Market under the stock symbol "PCBK". Additional information on Pacific Continental and its services including online and electronic banking can be found at www.therightbank.com.

Safe Harbor
This release contains ``forward-looking statements'' within the meaning of the Private Securities Litigation Reform Act of 1995 (``PSLRA''). Such forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those projected, including but not limited to the following: general economic conditions and its impacts on the company’s client base, loan concentrations; business conditions in the banking industry; the regulatory environment; new legislation; heightened national security risks including acts of terrorism; vendor quality and efficiency; employee retention factors; rapidly changing technology and evolving banking industry standards; competitive factors, including increased competition among financial institutions; fluctuating interest rate environments; cash flow, operating performance, availability of retained earning and decisions made by its board of directors with respect to dividend practices and similar matters. Readers are cautioned not to place undue reliance on the forward-looking statements. Pacific Continental Corporation undertakes no obligation to publicly revise or update the forward-looking statements to reflect events or circumstances that arise after the date of this release. Readers should also carefully review any risk factors described in its Annual Report on Form 10K, the most recent Form 10-Q and other documents including any Form 8-Ks furnished to or filed from time to time with the Securities Exchange Commission. This statement is included for the express purpose of invoking PSLRA's safe harbor provisions.

Pacific Continental Corporation
Consolidated Statements of Income
For the Nine Months Ended
(Amounts in $ Thousands, except per share data)

	30-Sep-04	30-Sep-03
Interest income	$21,190	$19,720
Interest expense	$3,132	$3,260
Net interest income	$18,058	$16,460
Provision for loan losses	$300	$800
Noninterest income	$3,361	$3,830
Noninterest expense	$11,840	$11,323
Income before taxes	$9,279	$8,167
Taxes	$3,550	$3,131
Net income	$5,729	$5,036

Net income per share
Basic	$0.67	$0.60
Fully diluted	$0.65	$0.58

Outstanding shares at period end	8,622,801	8,463,694
Outstanding shares, year-to-date average (basic)	8,549,737	8,425,290
Outstanding shares, year-to-date average (diluted)	8,778,411	8,588,858

Consolidated Statements of Income
For the Quarters Ended
(Amounts in $ Thousands, except per share data)

	30-Sep-04	30-Sep-03
Interest income	$7,492	$6,501
Interest expense	$1,100	$1,065
Net interest income	$6,392	$5,436
Provision for loan losses	$125	$0
Noninterest income	$1,132	$1,297
Noninterest expense	$4,065	$3,744
Income before taxes	$3,334	$2,989
Taxes	$1,276	$1,142
Net income	$2,058	$1,847

Net income per share
Basic	$0.24	$0.22
Fully diluted	$0.23	$0.21

Outstanding shares, quarter average (basic)	8,591,725	8,437,761
Outstanding shares, quarter average (diluted)	8,867,231	8,636,661

Pacific Continental Corporation
Financial Data and Ratios
(Amounts in $ Thousands, except for per share data)

	For Period End		For Quarter End
Balance Sheet	30-Sep-04	30-Sep-03	30-Sep-04	30-Sep-03
Loans at period end	$429,863	$341,724
Real estate secured loans	$306,400	$237,151
Commercial loans	$98,153	$84,399
Other loans	$25,310	$20,174
Allowance for loan losses at period end	$5,279	$5,289
Assets at period end	$487,863	$412,445
Core Deposits as period end	$363,580	$315,300
Total deposits at period end	$395,173	$341,611
Stockholders' equity at period end	$47,203	$40,706
Loans, average	$391,695	$346,923	$416,895	$346,581
Earning assets, average	$419,233	$363,483	$442,769	$373,943
Assets, average	$451,156	$395,780	$474,887	$408,219
Core deposits, average	$343,861	$286,723	$355,458	$306,561
Total deposits, average	$370,238	$321,760	$388,231	$338,920
Stockholders' equity, average	$45,125	$39,084	$46,750	$40,368

Financial Performance
Return on average assets	1.70%	1.70%	1.72%	1.80%
Return on average equity	16.96%	17.23%	17.51%	18.15%
Net interest margin	5.75%	6.05%	5.74%	5.77%
Efficiency ratio	55.28%	58.82%	54.03%	58.76%
Net income per share
Basic	$0.67	$0.60	$0.24	$0.22
Fully diluted	$0.66	$0.58	$0.23	$0.22

Loan Quality
Loan charge offs	$355	$955	$48	$215
Loan recoveries	($109)	($850)	($72)	($23)
Net loan charge offs (recoveries)	$246	$105	($24)	$192

Non-accrual loans	$1,870	$1,400
90-day past due	$21	$194
Gross nonperforming loans	$1,891	$1,594
Government guarantees on
non-accrual and 90-day past due	$316	$124
Net nonperforming loans	$1,575	$1,470

Foreclosed property	$0	$3,074
Nonperforming assets, net of govt. guarantees	$1,575	$4,544

Loan Quality Ratios
Net nonperforming loans to total loans	0.37%	0.43%
Nonperforming assets to total assets	0.32%	1.10%
Allowance for loan losses to net nonperforming loans	335.17%	359.80%
Annualized net loan charge offs to average loans	0.08%	0.04%
Allowance for loan losses to total loans	1.23%	1.55%